Exhibit 19.1
Unity Software Inc.
Insider Trading Policy
(Amended and Restated on March 7, 2023; February 28, 2024;
September 11, 2024; and August 1, 2025)
The Board of Directors (the “Board”) of Unity Software Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), has adopted this Insider Trading Policy (this “Policy”) to take an active role in the prevention of insider trading violations by our officers, directors, employees and other related individuals.
A. Why do we have this Policy?
On a regular basis we provide you, our officers, directors, employees and other related individuals, with confidential information regarding many aspects of our business. Under federal and state securities laws, it is illegal to trade in the securities of a company while in possession of material nonpublic information about that company. Thus, because you will have knowledge of specific confidential information that is not disclosed outside of the Company and which will constitute material nonpublic information, your trading in our securities could constitute “insider trading” and violate the law, as could “tipping” (i.e., giving material nonpublic information to others who then trade on the basis of that information). The consequences of insider trading or the tipping of material nonpublic information can be severe. In fact, the person violating the laws, as well as the Company and our individual directors, officers and other supervisory personnel, may be subject to criminal and civil lawsuits and financial penalties in connection with a violation of the insider trading laws.
Nonpublic information about the Company is subject to your Employee Nondisclosure, Assignment and Non-Solicitation Agreement with the Company and is not to be used or disclosed outside of the Company, except as necessary to perform your job duties. Unauthorized disclosure or use of nonpublic information, including misuse in securities trading, will subject you to disciplinary action, up to and including termination of employment. We have adopted this Policy to comply with the laws governing (i) trading in our common stock while in possession of material nonpublic information concerning the Company and (ii) tipping or disclosing material nonpublic information to outsiders, as well as to prevent the appearance of improper trading or tipping. We reserve the right to prohibit any transaction from being completed to enforce compliance with this Policy.
B. What is our policy on Insider Trading?
Do not trade on material nonpublic information
Whether or not the trading window (as described below) is open and except as discussed in the section titled “Are there any exceptions to this Policy?” below, you may not, directly or indirectly through others, engage in any transaction involving our securities while you are aware of material nonpublic information about the Company. It is not an excuse that you did not “use” the information in deciding whether or not to engage in the transaction.
Similarly, you may not engage in transactions involving the securities of any other company (such as a customer, supplier or competitor), to the extent you are aware of material nonpublic information either about that company or that could impact the share price of that company. For example, you may be involved in a proposed transaction involving a prospective business relationship or transaction with another company. If information about that transaction constitutes material nonpublic information for that other company, you are prohibited from engaging in transactions involving the securities of that other company. It is important to note that “materiality” is different for different companies. Information that is not material to the Company may be material to another company.

Do not disclose material nonpublic information
You may not disclose material nonpublic information concerning the Company or any other company to friends, family members or any other person or entity not authorized to receive such information, except directly to the Securities and Exchange Commission (the “SEC”) in compliance with our Whistleblower Policy. Any nonpublic information you acquire in the course of your service with the Company may only be used for legitimate business purposes of the Company. In addition, you are required to handle the nonpublic information of others in accordance with the terms of any relevant nondisclosure agreements, including your employment agreement and/or your Employee Non-Disclosure, Assignment, and Non Solicitation Agreement with the Company, and to limit your use of the nonpublic information to the purpose for which it was disclosed.
Even if you are not directly disclosing material nonpublic information, you may not make recommendations or express opinions about securities of another company, the Company or otherwise, based on material nonpublic information. In particular, you may not participate, in any manner other than passive observation, in any Internet “chat” room, message board or social media platform that is related to trading in our securities. You are prohibited from engaging in these actions whether or not you derive any profit or personal benefit from doing so. You should know that third parties are known to contact employees of companies to obtain information about the company under false pretexts.
Do not respond to outside inquiries for information
In the event you receive an inquiry for information from someone outside of the Company, such as a stock analyst, you should refer the inquiry to our Chief Legal Officer or, if our Chief Legal Officer is unavailable, our Chief Financial Officer (each, a “Compliance Officer”). Responding to a request yourself is a violation of this Policy and, in some circumstances, may be a violation of the law.
Take personal responsibility
The ultimate responsibility for complying with this Policy and applicable laws rests with you. As we request you do in all aspects of your work with the Company, please use your best judgment at all times and consult with a Compliance Officer and/or your legal and financial advisors, in confidence, if you have questions.
C. Who does this Policy apply to?
This Policy applies to all directors, officers, employees and agents (such as consultants and contractors) of the Company and its subsidiaries upon the commencement of their relationship with the Company or any of its subsidiaries.
References in this Policy to “you” (as well as general references to directors, officers, employees and agents of the Company) should also be understood to include, to the extent applicable, members of your immediate family, persons with whom you share a household, your dependents and any other individuals or entities whose transactions in securities you influence, direct or control (including, for example, a venture or investment fund, if you influence, direct or control transactions by the fund); provided, however, that this Policy does not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws. You are responsible for making sure that these individuals and entities comply with this Policy. This Policy is confidential and is subject to the terms of your employment agreement as well as any Employee Non Disclosure, Assignment, and Non-Solicitation Agreement you have with the Company. Nonetheless, you may share this Policy with your spouse or domestic partner, financial planner, tax advisor or attorney on a need-to-know basis, provided the confidentiality obligations are maintained (i.e., those persons do not use this disclosure in any manner other than to advise you, and they do not further disseminate this Policy).

You are expected to comply with this Policy as long as you hold our securities or possess any material nonpublic information about the Company. This means that, even after you cease to be affiliated with the Company, you must continue to abide by the applicable trading restrictions until you no longer have material nonpublic information. In addition, if you are subject to a trading blackout under this Policy at the time you cease to be affiliated with the Company, you are expected to abide by the applicable trading restrictions until at least the end of the relevant blackout period.
D. What types of transactions are covered by this Policy?
This Policy applies to all transactions involving our securities. This Policy therefore applies to purchases, sales, gifts, and other transfers of our common stock, options, warrants, debt securities and other securities (including distributions of securities by a venture or other investment fund to its constituent equity holders (“Fund Distributions”)). For avoidance of doubt, Fund Distributions are permitted after the close of market on the day immediately prior to an open trading window, so long as any recipient of such Fund Distribution does not engage in any after-hours trading on such day. This Policy also applies to any arrangements that affect economic exposure to changes in the prices of these securities. These arrangements may include, among other things, transactions in derivative securities (such as exchange traded put or call options), hedging transactions, short sales and certain decisions with respect to participation in benefit plans. This Policy also applies to any offers with respect to the transactions discussed above. Although there are limited exceptions to this Policy (described in “Are there any exceptions to this Policy?” below), please note that there are no exceptions to insider trading laws or this Policy based on the size of the transaction (i.e., this policy applies whether a trade involves one or 10,000 shares of our common stock).
Transactions that are Strictly Prohibited or Require Special Consideration
1.Short Sales. You may not engage in short sales (i.e., the sale of a security that must be borrowed to make delivery) or “sell short against the box” (i.e., sell with a delayed delivery) if such sales involve our securities. Short sales may signal to the market possible bad news about the Company or a general lack of confidence in our prospects and an expectation that the value of our securities will decline.
2.Derivative or Hedging Transactions. You may not engage in derivative securities or hedging transactions, including prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities and the risks associated with holding our common stock. You may not trade in publicly-traded options, such as puts and calls, and other derivative securities with respect to our securities (other than stock options and other compensatory equity awards issued to you by the Company).
3.Collateral. You may not use our securities as collateral for loans. You may not pledge our securities as collateral for loans.
4.Margin Accounts. You may not hold our common stock in margin accounts because your broker may sell securities held in the margin account during a blackout period.Open Orders. You should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time. Open orders may result in the execution of a trade during a blackout period, which may result in inadvertent insider trading in violation of this Policy.
E. What does “Material Nonpublic Information” mean?
Information is “material” if a reasonable investor would consider it important in making a decision to buy, sell or retain our common stock. Both positive and negative information may be material.
Information is “nonpublic” until it has been widely disseminated to the public (through, for example, an SEC filing, press conference or press release), and the public has had a chance to absorb and evaluate

it. Unless you have seen material information publicly disseminated, you should assume the information is nonpublic. Generally speaking, information will be considered publicly disseminated for purposes of this policy only after one full trading day has elapsed since the information was publicly disclosed. For example, if we announce material nonpublic information before trading begins on Wednesday, then you may execute a transaction in our securities on Thursday; if we announce material nonpublic information after trading ends on Wednesday, then you may execute a transaction in our securities on Friday.
Examples of information that would normally be regarded as “material” include, but are not limited to, the following:
•financial results, financial condition, projections or forecasts;
•known but unannounced earnings or losses;
•the status of our progress toward achieving significant financial goals;
•significant corporate events, such as a pending or proposed acquisition;
•new equity or debt offerings;
•positive or negative developments in outstanding litigation or regulatory matters
•major product announcements and/or partnerships; or
•known but unannounced changes in senior management.
Financial information is particularly sensitive. For example, nonpublic information about the results of our operations for even a portion of a quarter might be material in helping an analyst predict our results of operations for the quarter.
When in doubt, you should assume that the information is both material and nonpublic. If you have any questions as to whether information should be considered material or nonpublic, please consult with a Compliance Officer.
F. When may I trade in the Company’s common stock?
Even if you are not in possession of any material nonpublic information, you may only trade in our common stock if all of the following conditions have been met:
1. Open Trading Window. You may only engage in transactions involving our common stock during an open trading window. Our trading window will typically open after one full trading day has elapsed since the public disclosure of our quarterly financial results and continue through the end of the 15th calendar day of the 3rd month of the quarter. For example, if we announce our quarterly financial results before trading begins on Wednesday, then you may execute a transaction in our securities on Thursday; if we announce quarterly financial results after trading ends on Wednesday, then you may execute a transaction in our securities on Friday. In addition to regular quarterly blackout periods, there may be additional blackout periods when appropriate due to certain events. We will notify you whenever a special blackout period goes into effect that applies to you. See “When is our Blackout Period?” below.
2. Pre-Clearance. If you are a member of the Board or an executive officer of the Company, you must receive pre-clearance from a Compliance Officer of your proposed trade (please see attached form). From time to time, a Compliance Officer may identify other persons who require pre clearance on Schedule I hereto. A Compliance Officer may not engage in a transaction involving our common stock unless the other Compliance Officer has pre-cleared the transaction. The Compliance Officers are under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction.
3. 10b5-1 Plan. The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions made pursuant to trading plans that meet certain requirements, commonly referred to as “10b5-1 trading plans.” These trading plans must be entered into when you are not aware of material nonpublic information, meet the requirements set forth in Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Rule 10b5-1”), meet those specific requirements or guidelines established by the Company for such plans and be pre-approved by a Compliance Officer. Transactions made pursuant to a 10b5-1 trading plan are not subject to the restrictions in this Policy, even if you are aware of material nonpublic information at the time of the transaction or a blackout period is in effect.
Executives and directors are encouraged, should they wish to trade in our common stock, to do so via a 10b5-1 Plan, subject to such plan meeting those specific requirements or guidelines established by the Company for such plans. Only individuals who meet specific requirements or guidelines established by the Company for such plans are eligible to enter into a 10b5-1 Plan. Trading plans must be pre-approved by and filed with a Compliance Officer and be accompanied by an executed certificate stating that the trading plan complies with Rule 10b5-1 and any other criteria established by the Company.
If you do not follow the above requirements, you may be subject to disciplinary action, up to and including termination of your relationship with the Company, as well as civil and criminal penalties as described in the section titled “What are the consequences of Insider Trading?” below.
G. When is our Blackout Period?
To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, we have instituted quarterly trading blackout periods and may institute special trading blackout periods from time to time. Whether or not a blackout period is in effect, you must comply with this Policy and may not trade on the basis of material nonpublic information.
Quarterly Blackout Periods
Except as discussed in the section titled “Are there any exceptions to this Policy?”, directors, officers, employees and agents may not engage in transactions involving our common stock during quarterly blackout periods. Quarterly blackout periods begin at the end of the 15th calendar day of the 3rd month of each fiscal quarter and end after one full trading day has elapsed since the public disclosure of the financial results for that fiscal quarter. This defined period is a particularly sensitive time for transactions involving our common stock from the perspective of compliance with applicable securities laws due to the fact that, during this period, individuals may often possess or have access to material nonpublic information relevant to the expected financial results for the quarter.
Special Blackout Periods
From time to time, we may also implement additional blackout periods when, in the judgment of a Compliance Officer, a trading blackout is warranted. We will generally impose special blackout periods when there are material developments known to us that have not yet been disclosed to the public. For example, we may impose a special blackout period in anticipation of announcing interim earnings guidance or a significant transaction or business development. However, special blackout periods may be declared for any reason.
We will notify you if you are subject to a special blackout period. If you receive this notification, you may not disclose to others the fact that you are subject to the special blackout period and may not engage in any transaction involving our common stock until approved by one of our Compliance Officers.
Regulation BTR Blackouts
Directors and executives may also be subject to trading blackouts pursuant to Regulation Blackout Trading Restriction (“Regulation BTR”) under U.S. federal securities laws. In general, Regulation BTR prohibits any director or executive from engaging in certain transactions involving our securities during periods when 401(k) plan participants are prevented from purchasing, selling or otherwise acquiring or transferring an interest in certain securities held in individual account plans. Any profits realized from a transaction that violates Regulation BTR are recoverable by the Company, regardless of the intentions of the director or executive effecting the transaction. In addition, individuals who engage in such transactions are subject to sanction by the SEC as well as potential criminal liability.

The Company will notify directors and executives if they are subject to a blackout trading restriction under Regulation BTR. Failure to comply with an applicable trading blackout in accordance with Regulation BTR is a violation of law and this Policy.
H. Are there any exceptions to this Policy?
Yes, there are limited exceptions to this Policy, which are described below. Please note that there may be instances where you suffer financial harm or other hardship or are otherwise required to forgo a planned transaction because of the restrictions imposed by this Policy. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse a failure to comply with this Policy.
Receipt, Vesting and Exercise of Stock Awards
The trading restrictions under this Policy do not apply to the acceptance or purchase of stock options, restricted stock or the like issued or offered directly by the Company, nor do they apply to the vesting, cancellation, forfeiture of stock options, restricted stock, restricted stock units or stock appreciation rights or the acquisition or repurchase of shares pursuant to option exercises under our option plans.
Sale of Shares to Cover Tax Withholdings
The trading restrictions under this Policy do not apply to the nondiscretionary sale of shares of our common stock issued upon vesting of restricted stock units for the limited purpose of covering tax withholding obligations (and any associated broker or other fees) (a “sell-to-cover transaction”). You may elect to opt-out of selling-to-cover, but you must make such election during an open window and when not in possession of MNPI, and subject to preclearance if you are subject to preclearance.
Purchases from our Employee Stock Purchase Plan
The trading restrictions under this Policy do not apply to elections with respect to participation in any employee stock purchase plan or to purchases of our common stock under such plan. However, the trading restrictions do apply to subsequent sales of our common stock.
Stock Splits, Stock Dividends and Similar Transactions
The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.
Inheritance or Change in Form of Ownership
The trading restrictions under this Policy do not apply to transfers by will or the laws of descent and distribution or transfers for tax planning purposes in which your beneficial ownership and pecuniary interest in the transferred securities does not change. Some transactions that involve merely a change in the form in which you own securities may be permitted.
Domestic Relations Order
This Policy does not apply to the acquisition or disposition of the Company’s securities pursuant to a domestic relations order, as defined in the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.
Other Exceptions
Any other exception from this Policy must be approved by a Compliance Officer in consultation with the Audit Committee of the Board, and only in the event of hardship and upon certification that the transaction is occurring in good faith and without material non-public information.
Please be aware that even if a transaction falls within one of the exceptions described above, you will need to separately assess whether the transaction complies with applicable law. If you have any questions, please consult with a Compliance Officer.

I. What are the consequences of Insider Trading?
Penalties for violating insider trading laws can include disgorging profit made or loss avoided by trading, paying the loss suffered by the persons who purchased securities from, or sold securities to, the insider tippee, paying civil and/or criminal penalties and/or serving a jail term. The Company and/or supervisors of the person violating the rules may also be required to pay civil or criminal penalties and could be subject to private lawsuits.
A violation of this Policy is not necessarily a violation of law. In fact, for reasons explained in this Policy, it is not necessary for us to wait for the filing or conclusion of any civil or criminal action against an alleged violator before taking disciplinary action as your employer. In addition, please remember that we may prohibit a transaction from being completed to enforce compliance with this Policy.
J. What should I do if I suspect that this Policy has been violated?
Please promptly report violations or suspected violations of this Policy to a Compliance Officer. You may also report via our website at www.unity3d.ethicspoint.com or by calling 1-855-754-3236.
K. Priority of Statutory or Regulatory Trading Restrictions
The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, or contractual restrictions on the sale of securities.
L. Amendments
We are committed to continuously reviewing and updating our policies, and we therefore reserve the right to amend this Policy at any time, for any reason, subject to applicable law

SCHEDULE I
INDIVIDUALS SUBJECT TO PRE-CLEARANCE REQUIREMENTS
All Members of the Board of Directors
All Executive Level employees reporting to the CEO
Certain Director-level and above within finance, accounting, corporate development, tax, and treasury, and all CFO direct reports
Vice Presidents within Legal
Senior Counsel, Corporate and Securities
Vice Presidents and above within Communications
Certain Senior Managers/Analysts within finance, accounting and Investor Relations

UNITY SOFTWARE INC.
INSIDER TRADING
POLICY
PRE-CLEARANCE CHECKLIST AND CERTIFICATION

Name of Person:
Purchase, Sale or Gift:
Max Number of Shares:
Proposed Dates of Trading or Gifting:

☐ Check here if electing out of Sell-to-Cover for RSU tax withholding.

☐ Compliant with Insider Trading Policy (e.g., during an open window). I will ensure my trade or gift is made during an open window and is in compliance with the Insider Trading Policy.

☐ Rule 10b-5 concerns. I am aware that trading is prohibited when I am in possession of any material nonpublic information regarding Unity Software Inc. that has not been adequately disclosed to the public. I have discussed with a Compliance Officer any information known to me that I believe may be material or that I have any questions about whether it is material.
I am not trading on the basis of any material nonpublic information. If I become aware of any nonpublic material information, or the trading window closes, I will cease trading immediately (which may include canceling an open order).

Signature of Person Proposing to Trade:

Date:

Signature of Compliance Officer:

Date: